Exhibit 99.1



                    TEL-SAVE TO RESUME SECURITIES REPURCHASES

    NEW HOPE, Pa., Oct 29/PRNewswire/ - Tel-Save Holdings, Inc. (Nasdaq: TALK) reported today that it was resuming the authorized repurchases of its common stock that had been suspended in early September 1998. As previously announced, the Company's Board has authorized the purchase, from time to time, of up to $300 million of Tel-Save's common stock and other securities, subject to working capital requirements. At the time the share repurchases were suspended, Tel-Save had paid for 14,690,500 shares of its common stock, certificates for approximately 1.7 million of which have still not been delivered to the Company. The Company noted that it expected it would affect future share repurchases in such a manner as would not result in payment for such shares before the certificates for such shares are delivered to the Company. Tel-Save also has purchased, and may, from time to time in the future, purchase, its convertible notes under the authorized purchase program.

    Tel-Save Holdings, Inc. is a nationwide provider of telecommunications services utilizing its state-of-the-art telecommunications network - One Better Net ("OBN"). Tel-Save headquarters are located at 6805 Route 202, New Hope, Pennsylvania 18938